GOLDSTEIN GOLUB KESSLER LLP
                  Certified Public Accountants and Consultants
                  --------------------------------------------





June 14, 2006

Mr. James E. Morrison
Chairman of the Audit Committee
Mr. Michael Carrender
Chief Executive Officer
Tiger Telematics, Inc.
550 Water Street, Suite 937
Jacksonville, Florida 32202

Dear Mr. Morrison and Mr. Carrender;

This is to confirm that on June 14, 2006, Goldstein Golub Kessler LIP ("GGK") resigned as independent auditor of Tiger Telematics, Inc. (the "Company").

We understand that the Company's internal investigation based on certain information that was made public concerning the Company and some of it's former officers and directors commenced in 2005. We have been told that the investigation is currently unable to be completed due to a lack of funds and it is unknown if the investigation will ever be completed. We understand that the investigation resulted from matters published in various newspaper articles and on websites. GGK does not have an engagement letter with the Company for the audit of the Company's 2005 annual report. In addition, communication received by GGK concerning the Company and its operations and plans have been limited which, together with the investigation, raises concerns about management integrity. Finally, amounts due GGK from the Company are still outstanding. Based on the current status of the investigation, limited communication with the Company, questions about management integrity, lack of a current engagement letter, and amounts outstanding to GGK, GGK can no longer perform auditing work on behalf of the Company.

If you wish to contact us about these matters, please call Eric H. Alstadter of GGK at (212)372-1271.

Very truly yours,

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

cc: (Via Facsimile - 202-772-9213
    Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
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    Washington, DC 20549


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